EXHIBIT 23.3


            Consent of Skadden, Arps, Slate, Meagher & Flom LLP


The Board of Directors
US Airways, Inc.:

        We consent to reference to our firm under the heading "U.S. Income Tax Matters" in the prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.



                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP


Washington, D.C.
September 27, 2000